Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2010 relating to the consolidated financial statements and financial statement schedule of Northern States Power Company, a Minnesota corporation, and subsidiaries (“NSP-Minnesota”), and the effectiveness of NSP-Minnesota’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NSP-Minnesota for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
January 14, 2011